June 1, 2002

Page #

COMPANIA de MINERALES de ZACATECAS, S. de R.L. de C.V.

c/o Apex Silver Mines Corporation

1700 Lincoln Street, Suite 3050

Denver, CO  80203

June 1, 2002

Dr. Thomas Patton, President

Western Copper Holdings Limited

1550-1185 West Georgia Street
Vancouver, BC
Canada  V6E 4E6

Re:

San Jeronimo Property, State of Zacatecas, Mexico

Dear Dr. Patton:

This Letter Agreement and its Attachments (collectively, the "Letter Agreement") are intended to set forth the terms and conditions of agreement between Compania de Minerales de Zacatecas, S. de R.L. de C.V. ("CM"), a Mexican company and wholly-owned subsidiary of Cordilleras Silver Mines L.D.C., a Cayman Islands corporation ("Apex"); and WCI Jeronimo Mexico, S.A. de C.V. ("WJM"), a Mexican company and a wholly-owned subsidiary of WCI (Geronimo) Limited [BVI], which is a wholly-owned subsidiary of Western Copper International Ltd. [BVI], which is a wholly-owned subsidiary of Western Copper Holdings Limited, a British Columbia corporation ("Western"); regarding the San Jeronimo Property, State of Zacatecas, Mexico, effective as of the date written above ("Effective Date"), regardless of the dates upon which it actually is signed by the parties hereto.

1.

Parties to Letter Agreement:  The Mexican company parties to this Letter Agreement are CM and WJM.  However, the parties understand and agree that certain of the obligations set forth in this Letter Agreement also must be performed by Apex and Western.  By their respective endorsements at the end of this Letter Agreement, Apex and Western agree and covenant to each other that they shall have contractual responsibilities to perform those obligations, and they further agree to cause CM and WJM to perform obligations undertaken by them in this Letter Agreement, with the result that a breach of an obligation by CM or WJM shall be deemed to be a breach by Apex or Western, respectively.

2.

Properties Subject to this Letter Agreement:  WJM owns certain mineral concessions known collectively as the San Jeronimo property, State of Zacatecas, Mexico, as more specifically described on Attachment 1 hereto (collectively, the "Property").

3.

Representations and Warranties by WJM:  WJM hereby represents and warrants to CM that:

A.

It owns an undivided 100% right, title and interest in and to the Property, as described in Attachment 1;

B.

Each of the claims comprising the Property is in good standing under the laws of Mexico and the State of Zacatecas and is free and clear of all liens and encumbrances;

C.

Neither it, its parent, nor any of its affiliates knowingly has done anything or refrained from doing anything that might impair its interest in the Property or any of the claims that comprise the Property;

D.

It has the full right, power and authority with respect to the Property to enter into this Letter Agreement and to grant the rights herein contemplated; and

E.

There are no outstanding agreements or options to acquire or purchase the Property or any part thereof or any interest therein, and no person has any royalty or other interest of any nature whatsoever in the Property, other than:

(i)

a 2% Net Smelter Return royalty owned by Kennecott Exploration Company; and

(ii)

a 1% Net Smelter Return royalty owned by Sr. Gutierrez, the underlying claim owner, which royalty can be purchased for U.S. $500,000.

4.

General Provisions Regarding Payments by Apex:  This Letter Agreement provides that certain funding of costs is to be provided by Apex and that certain payments are to be made by Apex to Western or WJM.  In all such instances, these payments may be made, at Apex's option, either in cash or in shares of the common stock of Apex Silver Mines Limited worth the cash amounts stated.  In all such instances:

A.

"Dollars" or "$" shall mean United States dollars.

B.

If Apex elects to pay in its shares, the number of shares to be delivered to Western shall be calculated as follows:

N = $ ÷ V,

where N is the number of Apex shares to be delivered to Western, $ is the dollar amount of the payment to be made by Apex to Western pursuant to this Letter Agreement, and V is the closing price of Apex Silver Mines Limited's shares on the American Stock Exchange on the business day immediately prior to the date those shares are delivered to Western.

C.

Western shall sell any shares delivered by Apex pursuant to this Letter Agreement within two (2) business days of receipt.

D.

Apex shall deliver its shares to Western at least 15 business days in advance of the due date for any lease payments, mineral claim taxes or other payments necessary to maintain the Property for which those share payments are made.  If payments are made in cash, they shall be made at least seven business days in advance.

5.

Payments to Western:

A.

Initial Payments:  Within five business days after execution of this Letter Agreement, Apex shall make the following payments to Western:

(i)

$45,000, which shall constitute reimbursement for certain prior payments made by WJM for maintenance of the Property and for payments to be made by WJM in July, 2002, for maintenance of the Property.  If a Mexican IVA tax must be paid on such payments, Apex shall pay Western an additional amount necessary to pay that tax, up to a maximum of $6,750.  Any additional IVA tax shall remain the sole obligation of Western.

(ii)

$10,000, which Western may retain for its general corporate purposes.

B.

Second Payments:  On or before January 1, 2003, Apex shall make payments to Western in the following amounts:

(i)

$62,500, for payment of Property lease costs due in January, March and September of 2003, plus up to an additional $9,375 to pay any IVA tax related to those lease payments.  Any IVA tax on those lease payments above that amount shall be the sole obligation of Western.  Apex also shall pay Western any amounts necessary to pay annual mineral claim taxes on the Property that become due during 2003.

(ii)

$15,000, which Western may retain for its general corporate purposes.

C.

Third Payments:  On or before January 1, 2004, Apex shall make payments to Western in the following amounts:

(i)

$72,500, for payment of all Property lease costs due in January, March, July and September of 2004, plus up to an additional $10,875 to pay any IVA tax related to those lease payments.  Any IVA tax on the lease payments above that amount shall be the sole obligation of Western.  Apex also shall pay Western amounts necessary to pay annual mineral claim taxes on the Property that become due during 2004.

(ii)

$20,000, which Western may retain for its general corporate purposes.

D.

Fourth Payment:  On or before January 1, 2005, Apex shall pay Western a total of not more than $1,000,000 for purposes of Western or WJM paying the underlying landowners of the Property, plus up to an additional $150,000 to pay any IVA tax related to those Property payments.  On or before December 1, 2004, Apex shall notify Western in writing if Apex intends to make those payments.  Any additional amounts payable to the landowners or additional IVA tax shall be the sole obligation of Western.  Apex also shall pay Western amounts necessary to pay annual mineral claim taxes on the Property that become due during 2005.

E.

Effect of Failure by Apex to Make Payments:  The sole effect of a failure by Apex to make any of the payments described above shall be termination of this Letter Agreement, in which event none of the parties hereto shall have any further rights or obligations hereunder.

6.

Earning of Interest in the Property by CM:  Upon Apex having made the payments described in paragraphs 5.A, 5.B, 5.C, and 5.D above, CM shall be deemed to have earned an undivided 70% interest in the Property.  Western agrees to cause WJM to execute such instruments as may be necessary or appropriate to vest that 70% interest in CM.

7.

Funding and Control of Exploration Operations:  Apex shall fund 100% of all costs of exploration of the Property, as provided in paragraph 4 above.  Apex and CM shall make all decisions regarding exploration operations, after reasonable consultation with WJM and Western.  WJM  shall be the operator in charge of exploration operations on the Property until such time as Apex commits in writing to fund in cash all future exploration costs, at which time CM shall become operator, and WJM shall cease being operator.  If Apex and CM deem it appropriate to prepare a feasibility study, that study shall be prepared at Apex's sole cost.  If Apex also arranges financing for placing the Property into commercial production, it shall earn an additional 10% interest in the Property, to bring its total ownership interest to 80%.  In that event, Western agrees to cause WJM to execute such instruments as may be necessary or appropriate to vest that 80% interest in CM.

8.

Joint Venture Phase:  If Apex determines after completion of the feasibility study that the Property should be placed into commercial production, it shall so notify WJM in writing, and CM and WJM shall convey and assign all of their respective rights, titles and interests in and to the Property to a new company ("Newco"), which shall be organized under the laws of Mexico.  The shareholders of Newco shall, effective upon its formation, execute a Shareholders Agreement that will include the terms set forth in Attachment 2 hereto.  The parties, in determining the structure of Newco shall, to the extent reasonably practicable and consistent with the terms of this Letter Agreement, take into due consideration the tax, corporate and accounting effects upon the parties hereto.  Newco shall be owned 70% by CM and 30% by WJM, if Apex did not arrange financing as provided in paragraph 7 above; and 80% by CM and 20% by WJM if Apex did arrange the financing as provided in paragraph 7 above.

9.

Area of Interest:  CM and WJM agree that any and all mineral interests staked, located, granted or acquired by or on behalf of either party or an affiliate of either party during the term of this Letter Agreement which are located wholly or partially within the area of interest shown on the map appended as Attachment 3 to this Letter Agreement shall be added to the Property that is subject to this Letter Agreement.  For purposes of this Letter Agreement, "affiliate" means a person or entity who is controlled by, controls or is under common control with a party signing this Letter Agreement.  The parties recognize that it is likely additional mining claims will be staked in the area of interest by WJM, after receipt of written approval by CM or Apex.  In that event, WJM shall acquire those claims, which shall become part of the Property, and Apex shall reimburse Western for WJM's cost of acquisition.

10.

Force Majeure:  No party shall be liable for its failure to perform any of its obligations, or to meet any requirement under this Letter Agreement, due to a cause beyond its reasonable control ("Intervening Event"), and all time limits imposed by this Letter Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

11.

Binding Effect; Supercession of Prior Agreements:  CM, WJM, Apex and Western intend that this Letter Agreement shall be binding, and it shall supercede in their entirety all prior and written agreements and understandings between the parties regarding the subject matter hereof, including but not limited to, the letter dated May 15, 2002 from Apex Silver Mines Corporation to Western Copper Holdings.

12.

Governing Law and Dispute Resolution:  This Letter Agreement shall be governed by the laws of the Province of British Columbia, Canada, except with respect to Newco corporate matters and Property matters, in which events the laws of Mexico shall govern.  Disputes between the parties shall be resolved by arbitration pursuant to the Canadian counterpart to the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall be held in Vancouver, British Columbia, or other location agreed upon by the parties, before a panel of one arbitrator, who shall have at least ten (10) years' experience in the metallic mining industry.

13.

Notices and Payments:  For purpose of notices and payments and delivery of securities pursuant to this Letter Agreement, the following shall apply:

For CM:

Keith Hulley, President

Compania de Minerales de Zacatecas,

S. de R.L. de C.V.

c/o Apex Silver Mines Corporation

1700 Lincoln Street, Suite 3050

Denver, CO  80203

Phone:  303-839-5060

Fax:  303-839-5907

For Western:

Thomas Patton, President

WCI Jeronimo Mexico, S.A. de C.V.

c/o Western Copper Holdings Limited

1550-1185 West Georgia Street

Vancouver, BC

Canada  V6E 4E6

Phone:  604-684-9497

Fax:  604-688-4670

14.

Headings:  The subject headings of the paragraphs in this Letter Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

15.

Waiver:  The failure of CM, WJM, Apex or Western to insist upon the strict performance of any provision of this Letter Agreement or to exercise any right, power or remedy upon a breach hereof, shall not constitute a waiver of any provision of this Letter Agreement or limit such party's right thereafter to enforce any provision or exercise any right.

16.

Modification:  No modification of this Letter Agreement shall be valid unless made in writing and duly executed by CM, WJM, Apex and Western.

17.

Further Assurances; Kennecott Royalty Reduction; Memoranda for Recordation:  CM, WJM, Apex and Western shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Letter Agreement.  Promptly after execution of this Letter Agreement, Western shall exercise its best efforts to obtain a reduction or cap on the royalty owned by Kennecott Copper Corporation on the Property.  Without limiting the foregoing, CM and WJM agree to execute memoranda for recordation or other similar documents which, in Mexico, will serve the purpose of providing constructive notice to third parties of CM's rights and obligations with respect to the Property pursuant to this Letter Agreement.

18.

Press Releases.  Neither Apex, CM, Western, WJM, nor any of their respective affiliates (as defined in paragraph 9 above) shall issue any press releases, public announcements, or reports to shareholders regarding this Letter Agreement, operations on the Property, results from operations on the Property, or plans or projections regarding the Property, unless Apex (with respect to issuances by Western, WJM or their affiliates) or Western (with respect to issuances by Apex, CM or their affiliates) has been provided with a copy of same at least two (2) business days prior to its release.  The non-issuing party shall have the right to provide to the issuing party suggested revisions to and concerns about the proposed issuance.  The issuing party shall give good faith consideration of the other party's comments, but the final decision regarding the contents of the issuance shall be made by the issuing party.

19.

Counterparts:  This Letter Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of CM, WJM, Apex and Western be contained on the same counterpart.  Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

Please indicate your agreement to the above terms by signing in the space below.

Very truly yours,

ACCEPTED AND APPROVED:

Compania de Minerales de Zacatecas

S. de R.L. de  C.V.

WCI Jeronimo Mexico, S.A. de C.V.

By:      “Signed”

By:

“Signed”

Name:

Name:

Title:

Title:

WESTERN COPPER HOLDINGS LIMITED

By:                 “Signed”

Name:

Title:

CORDILLERAS SILVER MINES L.D.C.

By:          “Signed”

Name:

Title:

San Jeronimo Final

ATTACHMENT 1
to
Letter Agreement Dated June 1, 2002 ("Letter Agreement")
between
Compania de Minerales de Zacatecas, S. de R.L. de C.V. ("CM")
and
WCI Jeronimo Mexico, S.A. de C.V. ("WJM")

DESCRIPTION OF PROPERTIES AND LEASE PAYMENTS

San Jeroniumo Final

-#-

ATTACHMENT 2
to
Letter Agreement Dated June 1, 2002 ("Letter Agreement")
between
Compania de Minerales de Zacatecas, S. de R.L. de C.V. ("CM")
and
WCI Jeronimo Mexico, S.A. de C.V. ("WJM")

TERMS TO BE INCLUDED IN NEWCO SHAREHOLDERS AGREEMENT

1.

Introduction.  CM and WJM wish, from a business perspective, to have their relationships during the joint venture phase described in paragraph 8 of the Letter Agreement to be structured and governed in a manner consistent with the Exploration, Development and Mine Operating Agreement ("Model Form 5A, 1996") published by the Rocky Mountain Mineral Law Foundation ("Form 5A").  However, they recognize that joint ventures are not legally recognized entities in Mexico and that a joint venture agreement written in English cannot be registered in Mexico.  Accordingly, the entity to which CM and WJM will transfer their respective interests in the Property and which thereafter will own and operate the Property will be a new company ("Newco") incorporated under the laws of Mexico.  The parties' ownership and governance of Newco will be done pursuant to an agreement between them (the "Shareholders Agreement").  The Shareholders Agreement, to the extent practicable, shall be structured in the same manner as the joint venture entity under Form 5A, as modified by the provisions below in this Attachment 4.

2.

The initial shareholdings each of CM and WJM under the Shareholders Agreement shall be equal to the appropriate percentage interests, as described in paragraph 8 of the Letter Agreement, for an initial deemed value of $15,000 for each percentage point.  Each dollar of deemed value shall equal one share of Newco.

3.

Future exploration, development and mining operations will be funded by the purchase of shares of Newco for U.S. $1.00 each.

4.

Operations and budgets will be determined by a Management Committee, consisting of two representatives from CM and one representative from WJM.  Unless mutually agreed otherwise, all programs and budgets will be for one-year periods and shall be determined by majority vote of the representatives on the Management Committee.

5.

CM shall be the operator for all of Newco's operations, which shall be conducted in a manner consistent with the programs and budgets approved by the Management Committee.  If CM's shareholdings in Newco fall below 50%, WJM may elect to become the operator.

6.

The parties shall provide sufficient funds, in proportion to their respective share ownerships in Newco, to pay for operations conducted pursuant to the Programs and Budgets approved by the Management Committee.  If Newco expends any funds, prior to completion of a feasibility study on the Property, for the purchase of surface land or water rights, WJM shall not be required to contribute any portion of those costs.  Those costs shall be funded solely by Apex, and shall be considered as exploration costs pursuant to paragraph 7 of the Letter Agreement.  If WJM fails to contribute its 20% or 30% (as the case may be) share of costs, it shall not be diluted as provided in Form 5A; rather, Apex or CM shall advance MFC's share of costs, and Apex or CM shall recover such advances at a rate of 95% of net operating cash flow to Apex or CM and 5% to Western or WJM, until Apex or CM has recovered all of such advances, plus 10% per annum interest thereon, from what otherwise would have been Western or WJM's share of that cash flow.

7.

Each party shall have a right of first refusal to purchase the shareholdings of the other party in Newco, except for transfers to Affiliates, as defined in Form 5A.

8.

An Area of Interest shall be established, in the same manner as provided for in the Letter Agreement.

9.

Any deadlock in the decisions of the Management Committee shall be resolved as follows:

(a)

If a party has greater than 50% participating interest, that party’s representatives on the Management Committee shall have a casting vote.

(b)

If both parties hold a 50% interest and the Management Committee is unable to reach a decision on a program and/or budget, either party will be entitled to propose a program and budget and become Operator.  Any program and budget proposed pursuant to this section must be sufficient to meet minimum expenditure and tax requirements under Mexican mining laws.

(c)

If both parties propose a program and budget pursuant to paragraph (b), then the budget with higher amount will be adopted.

(d)

If neither party proposes a program and budget pursuant to paragraph (b), then either party will be entitled to make an offer to the other to purchase that party’s entire interest in the project.  The party receiving the offer must either accept the offer or purchase the other party’s interest for the same price.

ATTACHMENT 3
to
Letter Agreement Dated June 1, 2002
between
Compania de Minerales de Zacatecas, S. de R.L. de C.V. ("CM"),
and
WCI Jeronimo Mexico, S.A. de C.V. ("WJM")

AREA OF INTEREST

See map beneath this cover sheet.